CONTACTS:

Media Inquiries
Krista Sohm
 (248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Names David C. Parry to its Board of Directors

TROY, Mich. (March 6, 2017) – The Board of Directors of Meritor, Inc. (NYSE: MTOR) today announced that it has elected David C. Parry to the Board of Directors as a Class III director with a term expiring at the 2018 annual meeting of shareholders. His appointment is effective as of April 20, 2017. Parry will serve as a member of the Compensation and Management Development Committee.

Parry has served as vice chairman, ITW, since 2010. Prior to that, he was executive vice president with responsibility for the Global Polymers and Fluids businesses. He also was president of the Performance Polymers Group and general manager of the Devcon business. Before joining ITW in 1994, Parry spent 17 years with an international chemical manufacturer in positions of increasing responsibility, including president of a joint venture.

He earned a Bachelor of Science in chemistry, Master of Science in polymer chemistry and a Ph.D in chemistry from the Victoria University of Manchester, Manchester, England. Parry also serves as a director of IDEX Corporation since 2012 and was recently appointed to the board of directors of Celanese Corporation.

“We are pleased David has agreed to become a member of Meritor’s Board of Directors,” said William Newlin, chairman of Meritor’s board. “We will benefit from David’s extensive leadership experience in a high growth industrial company as we continue our work to deliver the highest value to Meritor’s shareholders through execution of our M2019 plan.”

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

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